                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC File Number: 0-14807
                             CUSIP Number: 025144106

                                  (Check One):

            [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
           [X] Form 10-Q and Form 10-QSB [ ] Form N-SAR [ ] Form N-CSR

                         For Period Ended: June 30, 2004

      [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                        For the Transition Period Ended:

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                        American Claims Evaluation, Inc.
                        --------------------------------
                             Full Name of Registrant

                                       N/A
                                       ---
                            Former Name if Applicable

                                One Jericho Plaza
                                -----------------
            Address of Principal Executive Office (Street and Number)

                                Jericho, NY 11753
                                -----------------
                            City, State and Zip Code

                        PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)  The subject annual report, semi-annual report, transition report on
          Form 10-K, Form10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR,
          or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                              PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K,
10-Q, 10-QSB, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant's quarterly report on Form 10-QSB cannot be filed within the prescribed time period due to the Registrant needing additional time to prepare the requisite financial statements and complete the review of the same with the
Registrant's accountant.

                           PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

                       Gary J. Knauer, CFO (516) 938-8000
                      (Name) (Area Code) (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?    [ ] Yes  [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                        American Claims Evaluation, Inc.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2004                               By:  /s/  Gary J. Knauer
                                                         -----------------------
                                                         Gary J. Knauer
                                                         Chief Financial Officer

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).